Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contacts:
Tony James	Tripp Sullivan
tjames@medquist.com	Corporate Communications, Inc.
(615) 261-1509	tripp.sullivan@cci-ir.com
(615) 324-7335
MedQuist Holdings Reports Fourth Quarter and Full Year 2010 Results
Fourth Quarter Highlights
•	Total clinical documentation volume increased 37% to 850 million lines

•	Adjusted EBITDA increased 66% to $27.6 million, or 25% of net revenues

•	Adjusted Net Income per diluted share — adjusted for the IPO and exchange offer up 22% to $0.28

•	Percentage of total clinical documentation volume produced offshore and edited post speech recognition reaches 42% and 71%

•	Issues performance goals for 2011
Capital Structure and Liquidity Highlights
•	Full year free cash flow exceeded 60% of Adjusted EBITDA

•	Improved liquidity with new $200 million term loan, $25 million credit facility and $85 million in Senior Notes

•	Sale of A-Life Medical and Patient Financial Services generated $32 million in proceeds

•	Closed IPO totaling 4.5 million shares, including 3.0 million primary shares and 1.5 million secondary shares

•	Completed exchange offers that result in approximately 97% ownership of MedQuist Inc.
The highlights above, as well as the discussion below, contain certain non-GAAP financial measures that, together with applicable GAAP financial measures, we utilize to evaluate the results of our performance. Refer to the section of this release entitled “Non-GAAP Financial Measures” for further discussion, as well as the tables attached to this release that reconcile these non-GAAP financial measures to applicable GAAP financial measures.
FRANKLIN, Tenn. (March 15, 2011) MedQuist Holdings Inc. (NASDAQ: MEDH), a leading provider of integrated clinical documentation solutions for the U.S. healthcare industry, announced its financial results for the fourth quarter and full year ended December 31, 2010. The Company’s consolidated statements of operations contained herein give effect to the reclassification of the Patient Financial Services business into discontinued operations.
Fourth Quarter Results
Net revenues increased 29% to $110.5 million for the three months ended December 31, 2010, compared with $85.8 million for the three months ended December 31, 2009, including $29.9 million in net revenues contributed by the acquisition of Spheris in April 2010. Total clinical documentation volume for the fourth
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MEDH Announces Fourth Quarter and Full Year 2010 Results

March 15, 2011
quarter of 2010 increased 37% to 850 million lines compared with 620 million lines in the prior-year period. The revenue trend reflects our efforts to offer lower pricing to our customers in exchange for increased offshore production and speech recognition; ensuring higher customer retention at higher margins.
Adjusted EBITDA for the fourth quarter of 2010 improved to $27.6 million, or 25.0% of net revenues, compared with $16.7 million, or 19.5% of net revenues, for the prior-year period. The increase in Adjusted EBITDA and margin is the result of higher utilization of offshore resources and higher percentage of volume edited post speech recognition. Increased volumes from the acquisition of Spheris added to the Company’s scalable platform and allowed the Company to realize $7 million in synergies during the fourth quarter.
Adjusted net income for the fourth quarter of 2010 was $14.4 million, or $0.28 per diluted share — adjusted for the IPO and exchange offer, compared with $11.9 million, or $0.23 per diluted share — adjusted for the IPO and exchange offer, in the prior-year period. Net income attributable to common shareholders for the fourth quarter of 2010 was $1.4 million, or $0.04 per diluted share, compared with $275,000, or $0.01 per diluted share, reported in the prior-year period.
Free cash flow for the fourth quarter of 2010 was $13.5 million compared with $13.1 million in the fourth quarter of 2009.

Fourth Quarter Operating Metrics	2010	2009
Total clinical documentation volume:	850 million lines	620 million lines
Transcription volumes processed offshore:	42%	39%
Transcription volumes edited post speech recognition:	71%	53%
Robert Aquilina, Chairman of MedQuist Holdings, said, “Through our industry leading platform, we are giving our customers the features, customer service capabilities, and cost savings they desire. Our higher volumes have enabled us to leverage the scale of our platform while also realizing the benefits of offshore resources and post speech recognition editing. The acquisition and turnaround of two companies in the last two years speaks to the success of our strategy with a five-fold increase in Adjusted EBITDA during that period and, most recently, the $7 million of synergies gained in the fourth quarter, or $28 million annualized, from the integration of Spheris. We will look to continue this performance in 2011 as well as organic growth derived from a relentless focus on new business.”
Full Year 2010 Results
Net revenues increased 18% to $417.3 million for the year ended December 31, 2010 compared with $353.9 million for the year ended December 31, 2009, including $88 million in net revenues from the acquisition of Spheris in April 2010. Total clinical documentation volume in 2010 increased 24% to 3.1 billion lines compared with 2.5 billion lines in 2009. Revenue trends for 2010 are consistent with the factors cited above for the fourth quarter.
Adjusted EBITDA increased to $85.5 million, or 20.5% of net revenues, for 2010, compared with $59.7 million, or 16.9% of net revenues, for 2009. The increase in Adjusted EBITDA and margin during 2010 is the result of higher utilization of offshore resources and higher percentage of volume edited post speech recognition, as well as increased volumes resulting from the acquisition of Spheris and related synergies. The full year 2010 results only reflect $12 million of Spheris acquisition synergies due to timing of the acquisition, of which $7 million was realized in the fourth quarter.
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MEDH Announces Fourth Quarter and Full Year 2010 Results

March 15, 2011
Adjusted net income for 2010 was $52.3 million, or $1.01 per diluted share — adjusted for the IPO and exchange offer, compared with $39.9 million, or $0.79 per diluted share — adjusted for the IPO and exchange offer, for 2009. Net income attributable to common shareholders for 2010 was $5.8 million, or $0.16 per diluted share, compared with a net loss attributable to common shareholders of $(2.0) million, or $(0.06) per diluted share, for 2009.
Free cash flow for 2010 was $54.5 million compared with $44.2 million in 2009.

Full Year Operating Metrics	2010	2009
Total clinical documentation volume:	3.1 billion lines	2.5 billion lines
Transcription volumes processed offshore:	41%	35%
Transcription volumes edited post speech recognition:	65%	48%
Liquidity and Capital Structure
As of December 31, 2010, the Company had $67 million in cash and $295 million in debt. During the fourth quarter of 2010, the Company entered into a credit agreement consisting of a $200 million term loan along with a $25 million revolving credit facility and borrowed an additional $85 million under a Senior Subordinated Note. Proceeds were used to refinance existing indebtedness and pay a special cash dividend of $53.9 million to shareholders. The Company also improved its liquidity with the sale of two non-strategic businesses during the quarter. In October, the Company completed the sale of its interest in A-Life Medical for cash consideration of $23.6 million of which $4.1 million will be held in escrow until March 2012, resulting in an $8.8 million gain in the fourth quarter. In December, the Company also divested its Patient Financial Services business for total consideration of $14.8 million, resulting in a $525,000 gain in the fourth quarter. In addition to the $5 million scheduled principal amortization, the Company also made an optional $20 million prepayment on its term loan in the first quarter of 2011, thereby satisfying its principal amortization obligations on its term loan through the first quarter of 2012.
Our high level of cash generated as compared to our Adjusted EBITDA reflects our continued ability to utilize our tax attributes to absorb current period taxes. As of December 31, 2010, we had federal net operating loss carry forward amounts of approximately $102 million plus state net operating loss carry forward amounts of approximately $286 million available to help off-set future period taxable income amounts. We also had approximately $194 million of capitalized tax intangibles that will be amortized against operating income in future periods. Utilization of the net operating loss carry forwards and intangible amortization amounts are subject to annual limitations in future years, but are anticipated to result in low cash tax amounts paid in the near term.
Mr. Aquilina, noted, “The proceeds from the IPO and the continued ability to convert Adjusted EBITDA into high levels of free cash flow will allow us to execute on our growth initiatives. Our highly efficient operating model is further enhanced by our significant net operating loss tax carry forwards, the tax amortization of acquired intangibles, and modest capital expenditure requirements.”
On January 27, 2011, the Company changed its name from CBaySystems Holdings Limited to MedQuist Holdings Inc., delisted its common stock from the Alternative Investment Market of the London Stock Exchange (AIM) and redomiciled from a British Virgin Islands company to a Delaware corporation. On February 4, 2011, MedQuist Holdings Inc. listed its shares on the NASDAQ and began trading. MedQuist Holdings Inc. closed its initial U.S. public offering of 3.0 million primary shares of common stock and 1.5 million secondary shares of its common stock on February 9, 2011. The Company received approximately $22.3 million in proceeds, net of the underwriting discount, and incurred approximately $7.5 million in additional fees and expenses associated with the IPO.
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MEDH Announces Fourth Quarter and Full Year 2010 Results

March 15, 2011
On February 15, 2011, MedQuist Holdings Inc. completed a private exchange through which it exchanged MedQuist Holdings Inc. shares for MedQuist Inc. shares and increased its ownership of MedQuist Inc. from 69.5% to 82.2%. The Company initiated a public exchange offer for all remaining shares of MedQuist Inc. on February 3, 2011, which was subsequently completed on March 11, 2011 and brought MedQuist Holdings Inc.’s ownership of MedQuist Inc. to approximately 97%. The Company estimates that it will pay additional fees and expenses associated with the exchange offers of approximately $12.0 million. In accordance with the terms of a memorandum of understanding entered into in connection with the settlement of MedQuist Inc. shareholder litigation and subject to final approval of the settlement by the Court, the remaining issued and outstanding shares of MedQuist Inc. are expected to be exchanged on the same terms as the public exchange in a short-form merger by the end of the second quarter of 2011.
Performance Goals for 2011
The Company expects that volume growth, higher percentage of volume edited using speech recognition technology and produced offshore, growth in Adjusted EBITDA and Adjusted Net Income per share will continue to be the primary metrics for assessing the Company’s performance. With the completion of the recapitalization, the Company is now in a position to implement the full integration of MedQuist Inc. and MedQuist Holdings. To achieve this integration, the Company is evaluating a potential restructuring plan and believes a potential charge could range from $2.5 million to $5.0 million. The restructuring plan will be finalized and implemented throughout 2011 with the full benefit experienced by early 2012.
The Company’s Performance Goals noted below include the expected benefit in the second half of 2011 from additional integration savings and assumes 52.2 million fully diluted common shares outstanding for the year. The Performance Goals exclude any impact from potential acquisitions.

Total clinical documentation volume:	3.5 billion to 3.7 billion lines
Adjusted EBITDA:	$112 million to $116 million
Adjusted Net Income:	$1.24 to $1.31 per diluted share - adjusted for the IPO and exchange offer
Commenting on the 2011 outlook, Mr. Aquilina added, “We expect to achieve volume growth in 2011 through significant, aggressive sales efforts, and excellent customer service and retention. We will also continue to benefit from the synergies from our successful integration of Spheris, the increase in volume processed offshore and edited post speech recognition, and our plans for achieving additional synergies from the integration of MedQuist Inc. later in the year. While we have made no projections for acquisitions in our outlook, we will continue to explore potential opportunities that create synergies through our lower cost structure, add value to our industry leading platform, and/or extend the range of solutions we provide.”
Investor Conference Call and Web Simulcast
MedQuist Holdings will host a conference call on March 16, 2011, at 9:00 a.m. CT to discuss its results of operations for the fourth quarter of 2010. The number to call for the interactive teleconference is (212) 231-2905. A replay of the conference call will be available through Wednesday, March 23, 2011, by dialing (402) 977-9140 and entering the confirmation number, 21514728.
A live broadcast of MedQuist Holdings quarterly conference call will be available online at the Company’s website, www.medquistholdings.com, under Investor Relations or http://www.videonewswire.com/event.asp?id=77420 on March 16, 2011, beginning at 9:00 a.m. CT. The online replay will follow shortly after the call and continue for one year.
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MEDH Announces Fourth Quarter and Full Year 2010 Results

March 15, 2011
About MedQuist Holdings
MedQuist Holdings is a leading provider of integrated clinical documentation solutions for the U.S. healthcare system, and the largest provider by revenue of clinical documentation based on physicians’ dictation of patient interaction, or the physician narrative, in the United States. MedQuist Holdings serves more than 2,400 hospitals, clinics, and physician practices throughout the United States, including 40% of hospitals with more than 500 licensed beds.
MedQuist Holdings’ solutions convert the physician narrative into a high quality and customized electronic record, and enable hospitals, clinics, and physician practices to improve the quality of clinical data as well as accelerate and automate the documentation process. We believe our solutions improve physician productivity and satisfaction, enhance revenue cycle performance, and facilitate the adoption and use of electronic health records. For more information, please visit our website at www.medquistholdings.com.
Forward-Looking Statements
Information provided and statements contained in this press release that are not purely historical, such as statements regarding our 2011 financial and operating performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and MedQuist Holdings Inc. assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by MedQuist Holdings Inc. (including filings by MedQuist Holdings Inc. with the SEC). Although MedQuist Holdings believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, MedQuist Holdings also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.
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MEDH Announces Fourth Quarter and Full Year 2010 Results

March 15, 2011
MedQuist Holdings Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net revenues	$110,534	$85,812	$417,326	$353,932
Cost of revenues	64,308	54,254	259,194	229,701

Gross Profit	46,226	31,558	158,132	124,231

Operating costs and expenses:
Selling, general and administrative	15,398	12,504	61,062	53,089
Research and development	3,086	2,369	12,030	9,604
Depreciation and amortization	8,872	6,446	32,617	25,366
Cost of legal proceedings and settlements	820	1,403	3,605	14,943
Acquistion and integration related charges	512	1,246	7,407	1,246
Restructuring charges	1,759	2,246	3,672	2,727

Total operating costs and expenses	30,447	26,214	120,393	106,975

Operating income	15,779	5,344	37,739	17,256

Gain on sale of investment	8,780		8,780	—
Equity in income (loss) of affiliated company	77	(602)	693	1,933
Other income (expense)	(100)	12	460	13
Loss on extinguishment of debt	(13,525)	—	(13,525)	—
Interest expense, net	(7,299)	(2,149)	(19,268)	(9,019)

Income from continuing operations before income taxes and noncontrolling interests	3,712	2,605	14,879	10,183

Income tax provision (benefit)	(2,159)	(221)	(2,312)	1,012

Net income from continuing operations	$5,871	$2,826	$17,191	$9,171

Discontinued Operations
Income (loss) from discontinued Patient Financial Services business, net of tax	218	(71)	556	(1,351)

Income (loss) from discontinued operations	218	(71)	556	(1,351)

Net income	6,089	2,755	17,747	7,820

Less: Net income attributable to noncontrolling interests	(4,006)	(1,793)	(9,240)	(7,085)

Net income attributable to MedQuist Holdings Inc.	$2,083	$962	$8,507	$735

Net income (loss) per common share from continuing operations
Basic	$0.03	$0.01	$0.14	$(0.02)

Diluted	$0.03	$0.01	$0.14	$(0.02)

Net income (loss) per common share from discontinued operations
Basic	$0.01	$—	$0.02	$(0.04)

Diluted	$0.01	$—	$0.02	$(0.04)

Net income (loss) per common share attributable to MedQuist Holdings Inc.
Basic	$0.04	$0.01	$0.16	$(0.06)

Diluted	$0.04	$0.01	$0.16	$(0.06)

Weighted average shares outstanding:
Basic	35,158	35,013	35,102	34,692

Diluted	36,370	35,013	35,954	34,692

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MEDH Announces Fourth Quarter and Full Year 2010 Results

March 15, 2011
MedQuist Holdings Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
Unaudited

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$66,779	$29,633
Accounts receivable, net of allowance of $1,466 and $1,753, respectively	82,038	53,099
Other current assets	23,706	8,739

Total current assets	172,523	91,471

Property and equipment, net	23,018	19,511
Goodwill	90,268	53,187
Other intangible assets, net	107,962	72,838
Deferred income taxes	6,896	2,495
Other assets	14,212	13,566

Total assets	$414,879	$253,068

Liabilities and Equity
Current liabilities:
Current portion of long term debt	$27,817	$6,207
Accounts payable	11,358	11,191
Accrued expenses and other current liability	36,917	29,803
Accrued compensation	16,911	16,034
Deferred revenue	10,570	9,924

Total current liabilities	103,574	73,159
Long term debt	266,677	101,133
Deferred income taxes	4,221	2,166
Due to related parties	3,537	2,185
Other non-current liabilities	2,360	2,124

Total liabilities	380,368	180,767

Commitments and contingencies

Total equity:
Preferred stock — $0.10 par value; authorized 25,000 shares; none issued or outstanding	—	—
Common stock — $0.10 par value; authorized 300,000 shares; 35,158 and 35,013 shares issued and outstanding, respectively	3,516	3,501
Additional paid in capital	148,265	149,339
Accumulated deficit	(107,179)	(115,686)
Accumulated other comprehensive loss	(663)	(174)

Total MedQuist Holdings Inc. stockholders’ equity	43,939	36,980
Noncontrolling interests	(9,428)	35,321

Total equity	34,511	72,301

Total liabilities and equity	$414,880	$253,068

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MEDH Announces Fourth Quarter and Full Year 2010 Results

March 15, 2011
MedQuist Holdings Inc. and Subsidiaries
Consolidated Statements of Cash Flow
(In thousands)
Unaudited

	Years ended December 31,
	2010	2009
Operating activities:
Net income	$17,747	$7,820

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	33,454	26,977
Gain on sale of investment	(8,780)	—
Equity in income of affiliated company	(693)	(1,933)
Deferred income taxes	(3,566)	679
Share based compensation	764	856
Provision for doubtful accounts	1,538	2,306
Non-cash interest expense	4,132	3,272
Loss on extinquishment of debt	13,525	—
Other	(963)	200

Changes in operating assets and liabilities:
Accounts receivable	(9,962)	3,816
Other current assets	(1,858)	2,185
Other non-current assets	(495)	(615)
Accounts payable	981	871
Accrued expenses	(5,378)	(3,634)
Accrued compensation	(4,244)	1,904
Deferred revenue	569	(2,128)
Other non-current liabilities	(546)	94

Net cash provided by operating activities	$36,225	$42,670

Investing activities:
Purchase of property and equipment	(7,152)	(6,475)
Proceeds from sale of investments	19,469	—
Purchases of capitalized intangible assets	(7,155)	(2,995)
Proceeds from sale of subsidiaries	12,547	—
Payments for acquisitions and interests in affiliates, net of cash acquired	(99,793)	(2,690)

Net cash used in investing activities	(82,084)	(12,160)

Financing activities:
Proceeds from debt	392,352	659
Repayment of debt	(229,727)	(28,613)
Dividends paid to noncontrolling interests	(53,913)	(15,256)
Debt issuance costs	(21,607)	(1,201)
Payments related to initial public offering	(3,745)	—

Net cash provided by (used in) financing activities	83,360	(44,411)

Effect of exchange rate changes	(355)	666

Net increase (decrease) in cash and cash equivalents	37,146	(13,235)

Cash and cash equivalents — beginning of period	29,633	42,868

Cash and cash equivalents — end of period	$66,779	$29,633

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MEDH Announces Fourth Quarter and Full Year 2010 Results

March 15, 2011
MedQuist Holdings Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income attributable to MedQuist Holdings Inc.	$2,083	$962	$8,507	$735

Net income attributable to noncontrolling interest	4,006	1,793	9,240	7,085
(Income) loss from discontinuing operations	(218)	71	(556)	1,351
Income tax provision (benefit)	(2,159)	(221)	(2,312)	1,012
Interest expense, net	7,299	2,149	19,268	9,019
Loss on extinguishment of debt	13,525	—	13,525	—
Depreciation and amortization	8,872	6,446	32,617	25,366
Restructuring charges	1,759	2,246	3,672	2,727
Acquisition and integration related charges	512	1,246	7,407	1,246
Cost of legal proceedings and settlements	820	1,403	3,605	14,943
Accrual reversals	—	—	—	(1,864)
Gain on sale of investment	(8,780)	—	(8,780)	—
Equity in (income) loss of affiliated company	(77)	602	(693)	(1,933)

Adjusted EBITDA	$27,642	$16,697	$85,500	$59,687

Adjusted EBITDA as a percentage of net revenues	25.0%	19.5%	20.5%	16.9%
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MEDH Announces Fourth Quarter and Full Year 2010 Results

March 15, 2011
MedQuist Holdings Inc. and Subsidiaries
Free Cash Flow
(In thousands)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Adjusted EBITDA	$27,642	$16,697	$85,500	$59,687

Less: Interest expense, net	(7,299)	(2,149)	(19,268)	(9,019)
Non-cash interest expense	803	—	4,132	3,272
Capital expenditures (including internal-use software)	(4,687)	(2,331)	(14,307)	(9,470)
Tax (provision) benefit	2,159	221	2,312	(1,012)
Add: Deferred tax provision (benefit)	(5,072)	693	(3,903)	695

Free Cash Flow	$13,546	$13,131	$54,466	$44,153

MedQuist Holdings Inc. and Subsidiaries
Adjusted Net Income
(In thousands)
Unaudited

Adjusted Net Income:
Adjusted EBITDA	$27,642	$16,697	$85,500	$59,687
Amortization (excluding acquired intangibles)	(3,869)	(3,534)	(16,482)	(13,686)
Cash interest (total expenses less non-cash)	(6,496)	(2,149)	(15,137)	(5,747)
Current tax provision (benefit)	(2,913)	914	(1,590)	(333)

Adjusted Net Income	$14,364	$11,928	$52,291	$39,921

Adjusted Net Income Per Share — Adjusted for IPO and Exchange Offer:
Basic (a)	$0.28	$0.23	$1.03	$0.79
Diluted (a)	$0.28	$0.23	$1.01	$0.79

(a)	Based on proforma shares outstanding for the IPO and Exchange Offer. See Share Calculation below.
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MEDH Announces Fourth Quarter and Full Year 2010 Results

March 15, 2011
MedQuist Holdings Inc. and Subsidiaries
Share Calculation
(In thousands)
Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

MedQuist Holdings Shares
Basic outstanding	35,158	35,013	35,012	34,692
Effect of diluted options	1,212	—	942	—

Diluted shares	36,370	35,013	35,954	34,692

MedQuist, Inc. Shares
Basic outstanding	37,556	37,556	37,556	37,556
Effect of diluted options	34	—	—	—

Diluted shares	37,590	37,556	37,556	37,556

Minority interest — basic (1)	11,455	11,455	11,455	11,455
Minority interest — diluted (1)	11,465	11,455	11,455	11,455

Proforma Shares Outstanding for Exchange Offer
Basic	46,613	46,468	46,467	46,147
Diluted	47,835	46,468	47,409	46,147

Proforma Shares Outstanding for IPO and Exchange Offer
Basic	50,932	50,787	50,786	50,466
Fully Diluted	52,124	50,787	51,728	50,466

(1)	Assumes the issuance of our common stock in exchange for shares of MedQuist Inc. common stock pursuant to terms of private and public exchange offers, which will increase our ownership in MedQuist Inc. from 69.5% to 100%. We have completed our exchange offers, and we currently own approximately 97% of MedQuist Inc.
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MEDH Announces Fourth Quarter and Full Year 2010 Results

March 15, 2011
Total Clinical Documentation Volume
Management believes that total clinical documentation volume is an important measure of the Company’s operating results. Total clinical documentation volume is defined as total lines processed on our clinical documentation platforms and/or transcribed or edited by our personnel.
Non-GAAP Financial Measures
In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, MedQuist Holdings Inc. has provided certain non-GAAP financial measures to help evaluate the results of our performance. The Company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the Company’s ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company’s financial results in the way that management views financial results. The tables attached to this press release include a reconciliation of these historical non-GAAP financial measures to the most directly comparable GAAP financial measures.
We also present Adjusted EBITDA and Adjusted Net Income on a forward-looking basis as part of our Performance Goals for 2011. We are unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable forward-looking GAAP financial measures because management cannot predict, with sufficient reliability, contingencies relating to potential changes in tax valuation allowances, potential changes to customer accommodation accruals, potential restructuring impacts, contingencies related to past and future acquisitions, and changes in fair values of our derivative instruments, all of which are difficult to estimate primarily due to dependencies on future events.
Adjusted EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is defined by the Company as Net Income excluding taxes, interest, equity in income of an affiliated company, depreciation, amortization, cost of legal proceedings and settlements, acquisition related charges, restructuring charges and certain non-recurring accrual reversals.
Management believes Adjusted EBITDA is useful as a supplemental measures of the Company’s financial results because it removes costs not related to the Company’s operating performance. Management believes that Adjusted EBITDA should be considered in addition to, but not as a substitute for items presented in accordance with GAAP that are presented in this press release. A reconciliation of Net income to Adjusted EBITDA is provided above.
Free Cash Flow
Free Cash Flow, a non-GAAP financial measure, is defined by the Company as Adjusted EBITDA less interest expense (net of non-cash interest), less capital expenditures (including capitalized software development costs), and less current tax provision. Management believes that utilization of Free Cash Flow is an important non-GAAP measure of the Company’s ability to convert operating results into cash.
Adjusted Net Income
Adjusted Net Income, a non-GAAP financial measure, is defined by the Company as Adjusted EBITDA less amortization expense (net of amortization related to acquired intangibles), less interest expense (net of non-cash interest), and less current tax provision. We measure Adjusted Net Income based on Proforma Shares Outstanding (see below). Management believes that utilization of Adjusted Net Income is an important non-GAAP financial measure of our normalized operating results.
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MEDH Announces Fourth Quarter and Full Year 2010 Results

March 15, 2011
Proforma Shares Outstanding for Exchange Offer
For purposes of evaluating our results on per-share metrics, many of our computations utilize proforma share computations. Our measure of proforma shares includes our Basic and Diluted share computations utilized for GAAP purposes, plus our estimate of the impacts of minority interest shares outstanding of 11.5 million shares.
Proforma Shares Outstanding for Initial Public Offering and Exchange Offer
For purposes of evaluating our results on per-share metrics, many of our computations utilize proforma share computations. Our measure of proforma shares include our Basic and Diluted share computations utilized for GAAP purposes, plus our estimate of the impacts of minority interest shares outstanding of 11.5 million shares and 3.0 million primary shares issued by us in our initial public offering as well as 1.3 million other shares issued after December 31, 2010.
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